EXHIBIT 10.1

DAVITA INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(Effective May 1, 2020)

ARTICLE I
PURPOSE
The primary purposes of the DaVita Inc. (the “Company”) Non-Employee Director Compensation Policy (this “Policy”) are as follows:

•	to pay differentially higher compensation for higher levels of work, responsibility and performance;

•	to provide a compensation structure that will attract highly competent candidates; and

•	to provide a significant portion of compensation in the form of equity-based awards to further align non-employee director compensation with shareholder interests.
All references to “Director” in this Policy shall mean a member of the Company’s Board of Directors (the “Board”) who is not employed by the Company.
ARTICLE II
BASE ANNUAL RETAINER
Each Director shall receive a base annual retainer (the “Base Annual Retainer”) of up to Two Hundred Seventy Thousand Dollars ($270,000) per fiscal year as follows:
2.1    Cash: Eighty Thousand Dollars ($80,000) to be paid in quarterly installments made within five business days of the last calendar day of each fiscal quarter.
2.2    Direct Stock Issuances: One Hundred and Ninety Thousand Dollars ($190,000) to be paid in the form of direct stock issuances (“DSIs”). The DSIs shall be subject to the following terms and conditions (the “DSI Grant Terms”):
2.2.1    Grant Date: The DSIs shall be granted in four equal installments on March 15, May 15, August 15, and November 15 (each, a “Grant Date”), subject to the Director’s continued service through the applicable Grant Date; provided, however, that a Grant Date will be accelerated in the event of a Director’s separation from the Board prior to a specified Grant Date in accordance with the applicable proration provisions in this Policy.
2.2.2    Amount: The number of DSIs to be granted on each Grant Date shall be the nearest whole number of shares as determined by dividing Forty-Seven Thousand and Five Hundred Dollars ($47,500) by the closing market price of the Company’s common stock as listed on the New York Stock Exchange on the Grant Date, and if the Grant Date does not fall on a New York Stock Exchange trading day, then on the last trading day prior to the Grant Date.
2.3    Proration: The quarterly payments of the Base Annual Retainer shall be prorated, as applicable, based on the days of service on the Board during the applicable calendar quarter.

ARTICLE III
ANNUAL RETAINER PREMIUM - LEAD INDEPENDENT DIRECTOR
A Director serving as the Lead Independent Director of the Board shall be paid a premium (the “Lead Director Premium”) of up to One Hundred Twenty-Five Thousand Dollars ($125,000) per fiscal year as follows:
3.1    Cash: Thirty-Seven Thousand and Five Hundred Dollars ($37,500) to be paid in quarterly installments made within five business days of the last calendar day of each fiscal quarter.
3.2    Direct Share Issuances: Eighty-Seven Thousand and Five Hundred Dollars ($87,500) to be paid in the form of DSIs to be granted in accordance with, and subject to, the DSI Grant Terms provided in Section 2.2 above. For the avoidance of doubt:
3.2.1    Grant Date: The DSI component of the Lead Director Premium shall be granted in four equal quarterly installments on a Grant Date, subject to the Lead Independent Director’s continued service in that role through the applicable Grant Date.
3.2.2    Amount: The number of DSIs to be granted as part of the Lead Director Premium on each Grant Date shall be the nearest whole number of shares as determined by dividing Twenty-One Thousand Eight Hundred and Seventy-Five Dollars ($21,875) by the closing market price of the Company’s common stock as listed on the New York Stock Exchange on the Grant Date, and if the Grant Date does not fall on a New York Stock Exchange trading day, then on the last trading day prior to the Grant Date.
3.3    Proration: The quarterly payments of the Lead Director Premium shall be prorated, as applicable, based on the days of service as Lead Independent Director during the applicable calendar quarter.
ARTICLE IV
ANNUAL RETAINER PREMIUM - INDEPENDENT CHAIR
A Director serving as the independent Chair of the Board (the “Independent Chair”) shall be paid a premium (the “Independent Chair Premium”) of up to One Hundred and Seventy-Five Thousand Dollars ($175,000) cash per fiscal year to be paid in quarterly installments made within five business days of the last calendar day of each fiscal quarter, with such quarterly payments prorated based on the days of service as the Independent Chair during the applicable calendar quarter.
ARTICLE V
ANNUAL RETAINER PREMIUM - COMMITTEE CHAIRS
A Director serving as a Chair of a standing committee (“Committee”) of the Board shall be paid a cash premium (the “Chair Premium”) per fiscal year as follows:
5.1    Chairs of the Audit, Compensation, and Compliance and Quality Committees: Fifty Thousand Dollars ($50,000) cash to be paid each in quarterly installments made within five business days of the last calendar day of each fiscal quarter, with such quarterly payment prorated based on the days of service as the Chair of the applicable Committee during the applicable calendar quarter.
5.2    Chair of the Nominating and Governance Committee: No Chair Premium will be paid for services provided as Chair of the Nominating and Governance Committee through and including June 10, 2020. Effective June 11, 2020, the Chair Premium for the Chair of the Nominating and Governance Committee will be Thirty-Five Thousand Dollars ($35,000) cash to be paid in quarterly installments made within five business days of the last calendar day of each fiscal quarter, with such quarterly payment prorated based on the days of service as the Chair of the Nominating and Governance Committee during the applicable calendar quarter.
ARTICLE VI
MEETING FEES
A Director shall be paid the following fees for his or her in person or telephonic attendance of Board and Committee meetings as follows:
6.1    Board: Two Thousand and Five Hundred Dollars ($2,500) cash for attendance of: (1) special Board meetings held in person, irrespective of length; and (2) special Board meetings held telephonically that last approximately one hour or more. No additional compensation shall be provided for attendance of regular Board meetings.
6.2    Committees/Sub-Committees: Two Thousand and Five Hundred Dollars ($2,500) cash for attendance of the following Committee meetings, provided that the Director is a member of such Committee at the time of such meeting: (1) regular or special Committee meetings held in person; and (2) regular or special Committee meetings held telephonically that last approximately one hour or more. Notwithstanding the foregoing, each member of the Audit Committee shall be paid Two Thousand and Five Hundred Dollars ($2,500) cash for his or her in person or telephonic attendance of each Audit Committee meeting related to quarterly earnings releases, regardless of the duration of such meeting.
6.2.1    Committee Meeting Attendance by Non-Members. Notwithstanding anything herein to the contrary, a Director shall be paid Two Thousand and Five Hundred Dollars ($2,500) cash for attendance of a regular or special meeting of a Committee of which such Director is not a member, provided that such Director’s attendance was made at the request of the Chair of such Committee and provided further that such payment is made in accordance with the other requirements of this Section 6.2.
6.2.2    New Committee Members: A Director attending a Committee meeting held earlier on the same day of a Board meeting during which action was taken by the Board to appoint him or her to such Committee, will be eligible to receive Committee meeting fees as described under this Section 6.2.
ARTICLE VII
EXPENSE REIMBURSEMENT AND COMPENSATION
FOR ADDITIONAL TIME EXPENDED
7.1    Expense Reimbursement. Each Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board or its Committees or in connection with other Board-related business or activities.
7.2    Compensation for Additional Time. Each Director shall be compensated in cash on a “per diem,” hourly or other basis at a rate that is reasonable and fair to the Company as determined in the discretion of the Lead Independent Director or Independent Chair (or, should the matter be referred to them, the Board or the Compensation Committee), for significant time spent outside of Board or Committee meetings for meetings or activities outside the scope of normal Board duties, including, without limitation, director training, meeting with Company management or external auditors, interviewing director candidates or other activities deemed necessary by the Lead Independent Director or Independent Chair (or should the matter be referred to them, the Compensation Committee or the entire Board). Any dollar amounts set for a particular unit of time shall be paid on a pro rata basis for time expended that is less than the full unit of time for which a rate was set. The Lead Independent Director or Independent Chair shall oversee requests for compensation under this Article VII.